Exhibit 99.1

LENDINGTREE ANNOUNCES $175 MILLION FINANCING FROM APOLLO FUNDS

CHARLOTTE, N.C., March 27, 2024 /PRNewswire/ -- LendingTree, Inc. (NASDAQ: TREE) ("LendingTree" or the "Company"), operator of LendingTree.com, the nation's leading online financial services marketplace, today announced that it has secured up to $175 million in financing in the form of a first lien term loan facility (the "facility") from funds managed by Apollo affiliates (the "Apollo Funds").

LendingTree intends to draw $125 million of the facility upon funding while the remainder will be available as a delayed draw during the following 12 months. The funds will be used for general corporate purposes, which may include repayment of existing debt.

LendingTree CFO Trent Ziegler said, "This financing with Apollo Funds represents a critical step in the growth trajectory of our business as we build on the significant progress to-date in streamlining our company and fortifying our balance sheet while we continue to innovate on behalf of our customers and partners. With an improved financial position, we believe the business is well positioned to capitalize on attractive opportunities across the LendingTree ecosystem."

Apollo Partner Robert Givone said, "We are pleased to support LendingTree with this customized financing solution to enhance the Company's financial flexibility and better position it to navigate the current market environment."

About LendingTree, Inc.

LendingTree, Inc. is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC (collectively, "LendingTree").

LendingTree is one of the nation's largest, most experienced online financial platforms, created to give consumers the power to win financially. LendingTree provides customers with access to the best offers on loans, credit cards, insurance and more through its network of approximately 500 financial partners. Since its founding, LendingTree has helped millions of customers obtain financing, save money, and improve their financial and credit health in their personal journeys. With a portfolio of innovative products and tools and personalized financial recommendations, LendingTree helps customers achieve everyday financial wins.

LendingTree, Inc. is headquartered in Charlotte, NC.

LendingTree Cautionary Note Regarding Forward-Looking Statements

The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team, and there can be no assurance that LendingTree will achieve its objectives. For further discussion of risks and uncertainties relevant to LendingTree's business, please see LendingTree's most recent Form 10-K filed with the U.S. Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Investor Relations:

investors@lendingtree.com

Media Relations:

press@lendingtree.com

SOURCE LendingTree, Inc.